EXHIBIT 23.1
The Board of Directors
Bailey Corporation and Subsidiaries:

  We consent to incorporation by reference in the registration statements (No. 33-62698) on Form S-3 and (No. 33-66692) on Form S-8 of Bailey Corporation of our report dated October 25, 1995, relating to the consolidated balance sheets of Bailey Corporation and subsidiaries as of July 30, 1995, and July 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 30, 1995, and the related schedule, which report appears in the July 30, 1995 annual report on Form 10-K of Bailey Corporation.

                                                           KPMG Peat Marwick LLP
Boston Massachusetts
October 27, 1995